Exhibit 4(q)

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

Home Office: Dallas, Texas 75201

Administrative Office: [10350 Ormsby Park Place, Louisville, Kentucky 40223]

Telephone: [1-866-667-0561]

(hereinafter called the Company)

ENDORSEMENT

The Contract to which this Endorsement applies (hereinafter referred to as “Contract”) shall be modified in the following particulars effective as of the effective date set forth below. In the case of a conflict with any provision in the Contract, the terms of this Endorsement will control.

The Annuity Date may not be later than the date on which the ANNUITANT reaches attained age 100 (the “Maximum Maturity Date”).

The Contract will automatically be forced into a fixed annuitization for a guaranteed period of ten years if the Owner does not select an Annuity Date on or before the Maximum Maturity Date. It is understood that upon the death of the Annuitant, any amounts remaining under the guaranteed period will be distributed at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death.

Effective Date: [xx/xx/xxxx]

Signed for Jefferson National Life Insurance Company

Signed	Signed

President	Secretary

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